Exhibit 99.1

FOR FURTHER INFORMATION CONTACT:
Christopher L. Conway
Chairman of the Board, President and Chief Executive Officer
Franklin, Tennessee
615-771-3100

FOR IMMEDIATE RELEASE
Tuesday, August 11, 2015

CLARCOR ELECTS THOMAS W. GIACOMINI
TO ITS BOARD OF DIRECTORS

Franklin, TN, August 11, 2015 -- CLARCOR Inc. (NYSE: CLC) announced that Thomas W. Giacomini, 50, was appointed to its Board of Directors on August 10, 2015.

Mr. Giacomini is the Chairman, President and Chief Executive Officer of John Bean Technologies Corporation, more commonly known as JBT Corporation, a publicly traded global technology solutions provider to the food processing and air transportation industries. For ten years prior to joining JBT in 2013, Mr. Giacomini served in a variety of executive roles at Dover Corporation and certain of its subsidiaries and operating divisions, including as President and Chief Executive Officer of Dover Engineered Systems, President and Chief Executive Officer of Dover Industrial Products and President of Dover’s Material Handling Platform. Mr. Giacomini joined Dover in 2003 following the acquisition of Warn Industries, an industrial manufacturer specializing in vehicle performance enhancing equipment. During his 12 year tenure at Warn Industries, he held a variety of leadership roles including President and Chief Operating Officer. Prior to joining Warn Industries, Mr. Giacomini held various positions at TRW, Inc. Mr. Giacomini holds an MBA from Northwestern University’s Kellogg School of Management and a Bachelor’s degree in Mechanical Engineering from University of Michigan (Dearborn).

Christopher L. Conway, CLARCOR’s Chairman, President and Chief Executive Officer commented, “We are extremely excited to have Tom join our Board. As an active CEO of a global industrial company offering engineered solutions to demanding customer bases in the food processing and air transportation industries, Tom will bring relevant experience and current perspective to our Boardroom. Through the course of his career, Tom has experience in many of CLARCOR’s end-markets, including aviation, energy and the transportation equipment aftermarket, and I am confident that Tom will prove to be a great resource to me and the entire CLARCOR management team.”

CLARCOR is based in Franklin, Tennessee, and is a diversified marketer and manufacturer of mobile, industrial and environmental filtration products sold in domestic and international markets. Common shares of the Company are traded on the New York Stock Exchange under the symbol CLC.